Exhibit 99.1

Liz Jenkins Joins Snap Inc. Board of Directors

SANTA MONICA, Calif.—(BUSINESS WIRE)—Snap Inc. (NYSE: SNAP) announced today that Liz Jenkins, Chief Financial Officer of Hello Sunshine, has been appointed to the company’s board of directors, effective on December 10, 2020, and will serve on the audit committee.

Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc., said: “We’re all thrilled that Liz is joining the board. We’re confident we will benefit greatly from her vast experience and knowledge. She joins us at an exciting time and we are grateful for the opportunity to learn from and collaborate with her.”

“Liz brings to the board broad industry expertise across a variety of key areas, including finance, strategy, and operations,” said Michael Lynton, Chairman of the board of directors of Snap Inc. “We look forward to her many contributions over the years to come.”

“I’m delighted to join the Snap board and to have the opportunity to work with Evan, Michael and my fellow directors during what is clearly a very exciting time for the Company,” said Liz Jenkins. “Snap’s ability to rapidly innovate combined with its commitment to build a durable long term relationship with its community and its partners is inspiring and I’m eager to get started.”

Ms. Jenkins has served as Chief Financial Officer at Hello Sunshine since August 2018. Prior to joining Hello Sunshine, Ms. Jenkins served as Head of Strategic Ventures at PlayStation. Ms. Jenkins holds an MBA from The Wharton School, and a BA in Economics from Stanford University.

About Snap Inc.

Snap Inc. is a camera company. We believe that reinventing the camera represents our greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.

Contacts

Investors and Analysts:

ir@snap.com

Press:

press@snap.com